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                               GENSYM CORPORATION

                EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                                        Three months ended           Nine months ended
                                                           September 30,               September 30,
                                                        1996          1995          1996           1995
                                                     ----------    ----------    ----------     ----------
Weighted average common shares outstanding
     during the period                                6,113,618     3,997,700     5,824,295      3,995,591

Assumed conversion of outstanding preferred
     stock to common stock                                   --       653,460            --        653,460

Effect of common equivalent shares issued
     subsequent to February 1, 1995, computed
     in accordance with the treasury stock method            --        41,863            --         41,863

Shares issuable from assumed exercise of options,
     computed in accordance with the treasury
     stock method                                       393,415       111,471       424,095             --
                                                     ----------    ----------    ----------     ----------

Weighted average common and common
     equivalent shares                                6,507,033     4,804,494     6,248,390      4,690,914
                                                     ==========    ==========    ==========     ==========

Net income (loss)                                    $  195,609    $  157,695    $1,232,309     $  (47,069)
                                                     ==========    ==========    ==========     ==========

Net income (loss) per common and
     common equivalent share                         $     0.03    $     0.03    $     0.20     $    (0.01)
                                                     ==========    ==========    ==========     ==========

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